Exhibit 99.1

Brilliant Acquisition Corporation Announces Extension of Completion Window to December 25, 2021

September 21, 2021 18:00 ET | Source: Brilliant Acquisition

New York, September 21, 2021 (GLOBE NEWSWIRE) -- Brilliant Acquisition Corporation (the “Company”) announced today that it has extended the period of time it will have to consummate its initial business combination by 3 months from the current deadline of September 25, 2021 until December 25, 2021 (the “completion window”) because the Company’s Sponsor, Nisun Investment Holding Limited has timely deposited $460,000 in the Company’s trust account, representing $0.10 per Unit as additional interest on the proceeds in the trust account, pursuant to the terms of the Company’s amended and restated memorandum and articles of association, and the trust agreement entered into between the Company and Continental Stock Transfer & Trust Company.

About the Company

Brilliant Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or country, but the Company intends to initially focus on targets operating in the Asia-Pacific markets. Specifically, the Company intends to focus on sectors and industries within the Asia-Pacific region that can leverage emerging favorable demographic, political, and economic trends, including current economic and business trends throughout Singapore, China, Indonesia, Vietnam, as well other Asia-Pacific jurisdictions.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward- looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Dr. Peng Jiang

Chief Executive Officer

Brilliant Acquisition Corporation

+ (86) 021-80125497